Exhibit 99.2

Hanmi Financial Corporation Announces the Exercise of Over-Allotment Option in

the Public Offering of its Common Stock

LOS ANGELES, November 15, 2011 — Hanmi Financial Corporation (Nasdaq: HAFC) (the “Company”), the holding company for Hanmi Bank, today announced that FBR Capital Markets & Co., the underwriter for its previously announced underwritten public offering of common stock, exercised its option granted by the Company to purchase an additional 13,125,000 shares of common stock to cover over-allotments. Including the additional 13,125,000 shares being purchased by the underwriter pursuant to the exercise of the over-allotment option, the offering consisted of 100,625,000 shares of common stock at a price to the public of $0.80 per share. The Company is raising aggregate gross proceeds of approximately $80.5 million (before underwriting discounts and commissions and expenses) in the offering. The public offering has been fully subscribed. The Company expects issuance and delivery of the shares of common stock to occur on November 18, 2011, subject to customary closing conditions.

The Company intends to contribute a substantial portion of the net proceeds from the offering to Hanmi Bank as additional capital and to support future organic growth and future acquisition driven growth. The Company intends to retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The public offering of the Company’s common stock may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by from FBR Capital Markets & Co., Prospectus Department, 1001 19th Street, North, Arlington, VA 22209, or by email at prospectuses@fbr.com.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This news release contains forward-looking statements for which the Company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect its business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact: Hanmi Financial Corporation

David Yang	Investor Relations Officer	(213) 637-4798